ANCHOR SERIES TRUST
AMENDED AND RESTATED ESTABLISHMENT AND DESIGNATION
OF SERIES


	WHEREAS, the Trustee(s) of the Trust, acting pursuant to the Declaration of Trust of the Trust as then in effect, have heretofore divided the Shares of the Trust into nine Series;

	WHEREAS. The Trustees of the Trust and the shareholders of Money Market Portfolio have approved the termination of the Money Market Portfolio as a Series of the Trust, effective as of November 18, 2011;

	NOW THEREFORE, this Designation of Series is amended and restated in its entirety, effective as of December 1, 2011, to incorporate such termination of Money Market Portfolio as follows:

	The following Series of the Trust are established with such relative rights, preferences, privileges, limitations, restrictions and other relative terms as are set forth below:

1.	Asset Allocation Portfolio
2.	Capital Appreciation Portfolio
3.	Government and Quality Bond Portfolio
4.	Growth and Income Portfolio
5.	Growth Portfolio
6.	Multi-Asset Portfolio
7.	Natural Resources Portfolio
8.	Strategic Multi-Asset Portfolio

1.	Each Share of each Series is entitled to all the rights and
preferences accorded to Shares under the Declaration.
2.	The number of authorized Shares of each Series is
unlimited.
3.	Each Series shall be authorized to hold cash, invest in
securities, instruments and other property, use investment
techniques, and have such goals or objectives as from time to time described in the prospectus and statement of additional information contained in the Trust's then currently effective registration statement under the Securities Act of 1933 to the extent pertaining to the offering of Shares of the Series, as the same may be
amended and supplemented from time to time ("Prospectus").
Each Share of a Series shall represent a beneficial interest in the net assets allocated or belonging to such Series only, and such interest shall not extend to the assets of the Trust generally (except to the extent that General Assets (as defined in the Declaration) are allocated to such Series), and shall be entitled to receive its pro rata share of the net assets of the Series upon liquidation of the Series, all as set forth in Section 4.9 of the Declaration.
4.	With respect to each Series, (a) the purchase price of the
Shares, (b) fees and expenses, (c) qualifications for ownership, if any, (d) the method of determination of the net asset value of the Shares, (e) minimum purchase amounts, if any, (f) minimum account size, if any, (g) the price, terms and manner of redemption of the Shares, (h) any conversion or exchange feature or privilege,
(i) the relative dividend rights, and (j) any other relative rights, preferences, privileges, limitations, restrictions and other relative terms have been established by the Trustees in accordance with the Declaration and are set forth in the Prospectus with respect to such Series.
5.	The Trustees may from time to time modify any of the
relative rights, preferences, privileges, limitations, restrictions and other relative terms of a Series that have been established by the Trustees or redesignate any of the Series without any action or consent of the Shareholders.
6.	The designation of any Series hereby shall not impair the
power of the Trustees from time to time to designate additional
Series of Shares of the Trust.
7.	Capitalized terms not defined herein have the meanings
given to such terms in the Declaration.

	IN WITNESS WHEREOF, the undersigned, being the Secretary of the Trust, has executed this instrument as of this 31st day of January, 2012.


			//s// GREGORY N. BRESSLER
			Secretary


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A/74591299.1